Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227250, as amended, on Form S-3 and Registration Statement No. 333-228663 on Form S-8 of our report dated March 12, 2021 (May 5, 2021 as to the effects of the restatement to the 2020, 2019, and 2018 financial statements as discussed in Note 3 to the consolidated financial statements), relating to the consolidated financial statements of Falcon Minerals Corporation and subsidiaries appearing in this Annual Report on Form 10-K/A of Falcon Minerals Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 5, 2021